Exhibit 10.7

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

CONFIDENTIAL
EXECUTION VERSION

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (the “Agreement”) is made effective as of August 3, 2009 (the “Effective Date”), by and between VICEPT THERAPEUTICS, INC., a Delaware corporation, having an address of 585 E. Swedesford Road, Suite 200 Wayne, PA 19087 (“Vicept”), and ASPECT PHARMACEUTICALS, LLC, a Delaware limited liability company, having an address of 4351 East Lohman Ave., Suite 208, Las Cruces, NM 88001 (“Aspect”).

BACKGROUND

1.    Aspect has developed and tested certain formulations of compounds that act [***], that it believes are useful to treat rosacea and other dermatological conditions, as well as certain related intellectual property, data and know-how;

2.    Vicept is interested in acquiring such intellectual property, data and know-how, and in developing a product for a dermatological condition based on such a compound; and

3.    Aspect is willing to assign to Vicept, and Vicept is willing to purchase from Aspect, such intellectual property, data and know-how, all of the terms and editions more particularly set forth below;

AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties (defined below) hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms have the following meanings (with derivative forms being interpreted accordingly) and the words “include,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation”:

1.1    “$” and “Dollars” means United States dollars.

1.2    “[***] Compounds” means [***].

1.3    “Affiliate” means, with respect to a given legal entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first legal entity. For this purpose, “control” shall mean the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity by law, contract, or otherwise.

1.4    “Aspect Group” means (a) Aspect and its Affiliates; (b) the Aspect People; and
(c) any entity under the “control” (as defined in the definition of Affiliate and in the last sentence of this definition of Aspect Group) of any Aspect Person, or of any entity controlled (as so defined above) by one (1) or more of the Aspect People (or any combination of the foregoing non-natural legal entities referred to in (a) and (c) and any of the Aspect People). In addition, if any of the legal entities (including the natural people) listed in the first sentence of this Section own (either alone or in combination) more than twenty percent (20%) of the voting securities entitled to elect the directors or management of an entity, or of any class of shares of an entity, then that entity is a member of the Aspect Group.

1.5    “Aspect People” means [***].

1.6    “Assigned Current Families” means [***].

1.7    “Assigned Know-How” means all Know-How related to or constituting Technology and known to Aspect or any member of Aspect Group on or before three (3) years after the Effective Date, including: (a) all preclinical and clinical data generated relating to Technology before the Effective Date by or on behalf of Aspect or any member of Aspect Group; (b) all manufacturing information regarding the processes for Technology and/or Formulations that Aspect or any member of Aspect Group has made or tested on or before the Effective Date (including the formula and master batch records for each one); (c) such Formulations; and (d) all information as to clinical investigators Aspect or any member of Aspect Group knows to be currently (as of the Effective Date) exploring Technology or to have done so in the three (3) years prior to the Effective Date.

1.8    “Assigned Patents” means (a) the Assigned Current Families; (b) all Patents that meet all of the following criteria: (i) they claim inventions conceived on or before five (5) years after the Effective Date; (ii) they name as an inventor any of the inventor(s) named in any of the Assigned Current Families; (iii) they Claim Technology; and (iv) they were not invented under any separate (outside of this Agreement) duty to assign to Vicept; (c) all other Patents owned by Aspect or any member of the Aspect Group during the term of this Agreement that are necessary or useful for the manufacture, sale, use, import or commercialization of Product(s); and (d) all Patents claiming Assigned Know-How (and explicitly excluding those that disclose but do not claim Assigned Know How).

1.9    “Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a national, statutory holiday in the United States.

1.10    “Claims” means, with respect to a particular item or product and a particular patent, that such patent claims (whether directly or via the doctrine of equivalents) the composition of such item or product or any of its ingredients or formulations; a method of making or using it or them; or an item used or present in the manufacture of such item or product (including chemical intermediates).

1.11     “Confidential Information” means, subject to the limitations set forth in Section 8.1, all information received by Aspect or any of the Aspect People pursuant to the Prior CDA or pursuant to this Agreement from Vicept or any of its investors or prospective investors; the Assigned Know-How; and the existence and terms of this Agreement and nature of the Products and of intellectual property assigned and licensed under this Agreement.

1.12     “Control” means, with respect to a particular item of know-how, patent application or patent, that the applicable Party has a license to and has the ability to grant to the other Party access to and a sublicense under such item or rights as provided for in this Agreement.

1.13     “Dermatology Indication” means any dermatologic disease or condition, including erythema, rosacea, and purpura.

1.14     “FDA” means the United States Food and Drug Administration, and any successor thereto.

1.15     “Fair Market Value” means the fair market value of Vicept capital stock, which shall be determined as follows:

(a)    if the Vicept capital stock to be issued is traded on a public securities exchange or through the Nasdaq National Market, the fair market value thereof shall be deemed to be the average of the closing prices of such security on such exchange over the 30-day period ending three (3) business days prior to the date the liability that Vicept capital stock is being disgorged to cover was found;

(b)    if the Vicept capital stock to be issued is actively traded over-the-counter, the fair market value thereof shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) business days prior to the date the liability that Vicept capital stock is being disgorged to cover was found; or

(c)    If there is no active public market for any Vicept capital stock, the fair market value thereof shall be as determined in good faith by Vicept’s Board of Directors based on a reasonable consideration of all relevant factors.

1.16     “Formulation” means any formulation (including topical and non-topical formulations) of any [***] Compound.

1.17     “IND” means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder by the FDA or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence clinical testing of Product in humans in a particular jurisdiction.

1.18     “Know-How” means any and all data, instructions, processes, methods, formulae, materials, expert opinions, inventions (whether or not patentable), biological materials (including cell lines, vectors and their progeny and derivatives), know-how, and information (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data). Know-How does not include what is set forth in any published and/or issued Patents.

1.19     “Licensed Patents” means all Patents Controlled by Aspect or any member of the Aspect Group is Agreement that claim an invention that is necessary or useful to for the manufacture, sale, use, import or commercialization of the Products, but excluding the Assigned Patents.

1.20     “Licensee” means any entity to which Vicept or an Affiliate of Vicept grants a license under the Assigned Patent and/or Assigned Know-How and/or Licensed Patents to make, have made, use, sell, offer for sale, import and/or export Product. The term “Licensee” also include the sublicensees of those whom Vicept or its Affiliate has directly licensed under the Assigned Patents or Licensed Patents. The term “Licensee” also includes assignees of the Assigned Patents (or any subset thereof) and their licensees and sublicensees of the Assigned Patents (or any subset thereof).

1.21     “NDA” means a New Drug Application, which is an application for Regulatory Approval in the United States.

1.22     “Net Sales” means [***].

1.23     “Party” means Vicept or Aspect.

1.24     “Patent” means any patent application or patent, including all of the following kinds and their equivalents outside the United States (as applicable): provisional, converted provisional (or regular), divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue, re-examination, renewal and extended patents (including Supplementary Protection Certificates).

1.25     “Phase III Trial” means a clinical trial in humans that is denominated a phase III trial in accordance with Federal Regulation 21 C.F.R. §312.21(c).

1.26    “Prior CDA” means that certain Mutual Confidential Disclosure Agreement between Aspect and Vivo Ventures dated March 28, 2008.

1.27    “Products” means all compositions that constitute or the use of which constitutes Technology or whose manufacture, sale or use is covered by a Valid Claim in the Assigned Patents (other, to avoid definitional circularity, than solely such a Valid Claim contained solely in a Patent mentioned in clause (c) of the definition of Assigned Patents.

1.28     “Regulatory Agency” means a supranational, regional, federal, state, provincial or other local regulatory agency, department, bureau or other governmental authority with jurisdiction over Regulatory Approvals, including the FDA.

1.29     “Regulatory Approval” means, collectively with respect to a particular jurisdiction, all governmental approvals, product and/or establishment licenses, registrations or authorizations necessary for the manufacture, use, storage, import, export, transport, marketing and sale of a composition as a prescription or over-the-counter pharmaceutical product in such jurisdiction.

1.30     “Regulatory Exclusivity” means, with respect to a Product and a given time period, that the Regulatory Agency with responsibility for Regulatory Approvals of such Product, during such time period, either (a) is not legally entitled to grant Regulatory Approval of another product containing the same active ingredient(s) as such Product for any (i.e. can legally provide Regulatory Approval for none) of the same indication(s) (with each including its subindications) for which Product is Regulatorily Approved (and thus can only legally grant Regulatory Approval of such other product for other indications not overlapping any for which the Product is approved); or (b) is not legally entitled to grant Regulatory Approval of another product that shows bioequivalence to such Product, in reliance on the safety and efficacy data on the Product submitted by or on behalf of Vicept, its Affiliate or Licensee. For the avoidance of doubt, Regulatory Exclusivity shall include new chemical entity (NCE), clinical investigation (CI) exclusivity, orphan drug exclusivity (ODE), pediatric exclusivity and 180 day generic product exclusivity by the FDA, each of the foregoing in the U.S. as currently defined in U.S. federal regulations, or any equivalent exclusivities in any other jurisdiction. To avoid doubt, the “clinical investigation (CI) exclusivity” referred to in the foregoing sentence refers to the 3-year exclusivity that is provided under 21 C.F.R. §314.108 for an applicant who has conducted new clinical investigations as described in such C.F.R. section; as used in such sentence, “clinical investigation (CI) exclusivity” does not have other definition than that, and in particular no colloquial meaning shall be imported.

1.31     “Technology” means (a) [***] Compounds having utility to treat any Dermatology Indication(s) (including all [***] Compounds mentioned or covered in the Assigned Current Family); (b) all Formulations of the foregoing Compounds; (c) all methods of use and delivery (and devices used in such use or delivery) of the [***] Compounds of clause (a) and/or Formulations to treat Dermatology Indication(s); and (c) all methods of making any of the foregoing. To avoid doubt, the Technology includes the Formulations described in the Assigned Current Family Patents on file as of the Effective Date of the Agreement, which Formulations hay previously been tested by or for Aspect.

1.32    “Third Party” means any entity or person other than Vicept, Aspect, an Affiliate of either of them or any other member of the Aspect Group.

1.33     “Trademarks” means all Technology-related trademarks and tradenames owned, use or conceived of by Aspect or any member of Aspect Group on our before the Effective Date, including the trademark identified in Exhibit B.

1.34     “Valid Claim” means with respect to any country, (i) a claim of any pending patent application within the Assigned Patents that is being prosecuted in good faith and has not lapsed or been disclaimed, abandoned or finally disallowed (or finally rejected) without the possibility of appeal or refiling and has not been pending more than three (3) years from the Effective Date or (ii) a claim of any issued, unexpired patent within the Assigned Patents that has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental authority of competent jurisdiction, which decision is unappealable or unappealed or will not be appealed within the time allowed for appeal, and has not lapsed or been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.35     “Vicept Original Entity” means Vicept Therapeutics, Inc., a Delaware corporation, regardless of any assignment of this Agreement that may occur and result in another entity being a party to this Agreement.

ARTICLE 2

GRANTS OF RIGHTS

2.1    Assignment. Subject to Section 9.4, Aspect hereby irrevocably, perpetually and forever assigns and conveys to Vicept the entire right, title and interest in and to the Assigned Patents, and Assigned Know-How, together with all powers, privileges, benefits, causes of action, remedies, and other rights relating, appertaining to and/or associated with the Assigned Patents and Assigned Know-How. Such assignment is effective as of the Effective Date. Vicept hereby accepts such assignment.

2.2    Specific Rights and Privileges. Without limiting the generality of the assignment in Section 2.1, but subject to Article 4, as owner of the Assigned Patents, Vicept shall have, and the assignment and conveyance pursuant to Section 2.1 includes, the following specific rights and privileges:

(a)    Vicept shall have the sole’ and exclusive right, but not the duty, to file and prosecute pending and future applications within the Assigned Patents worldwide, except as and to the extent explicitly provided in Article 5;

(b)     Vicept shall have the sole and exclusive right, but not the duty, to maintain and enforce the Assigned Patents worldwide, except as and to the extent explicitly provided in Article 5;

(c)    Vicept shall have the sole and exclusive right, but not the duty, to grant license (which licenses may include the right to grant sublicenses) under the Assigned Patents and to collect and retain royalty and/or other payment for such licenses; provided, however, that such license shall require the licensee to comply with the applicable terms and conditions of this Agreement (it being understood and agreed that this refers to respecting the back-up prosecution and enforcement rights of Article 5, and that as regards payments due under this Agreement it shall suffice for Vicept to make the payments required under this Agreement (Vicept shall not be required to contract for the licensee to pay directly));

(d)    Vicept shall have the sole and exclusive right, but not the duty, to sue on the Assigned Patents, and to collect all damages and profits for any past, present and/or future infringements thereof, except as and to the extent explicitly provided in Article 5; and

(e)    Vicept shall have the sole and exclusive right to sell, assign or otherwise transfer to any other entity or entities any or all of the rights assigned and transferred to Vicept under this Agreement; provided, however, that (1) such entity or entities must comply with the applicable terms and conditions of this Agreement (it being understood and agreed that this refers to respecting the back-up prosecution and enforcement rights of Article 5, and that as regards payments due under this. Agreement it shall suffice for Vicept to obtain such information from the licensee as is needed to enable Vicept to make the payments required under this Agreement (Vicept shall not be required, for purposes of this clause (1), to contract for the licensee to pay directly)) and (2) Vicept must either make such payments as are required under this Agreement based on the assignee’s practice of Assigned Patent or require the assignee to do so.

Except as expressly provided in Article 4, Vicept shall not currently or in the future owe any further consideration to Aspect for or in respect of Vicept’s exercise of the rights assigned to Vicept hereunder, including any amounts Vicept may collect on licenses it grants under the Assigned Patents;

recover by enforcing the Assigned Patents against infringement; and/or receive for the sale or transfer of any of the rights assigned Vicept hereunder.

2.3    Further Documentation to Perfect and Record. Aspect shall sign the short-form patent assignment document attached hereto as Exhibit A upon execution of this Agreement. Aspect shall further execute and deliver to Vicept and/or its representatives all other documents and instruments, to be prepared by Vicept, as Vicept reasonably requests, in order for Vicept to prosecute, perfect, record and/or enforce any of the rights that are granted to it under this Agreement, promptly after requested by Vicept. If Vicept is unable, after making reasonable inquiry, to obtain Aspect’s signature on any such documents, then if and only if such documents are reasonably necessary due to Aspect having previously been the assignee of record on the Assigned Patents, Aspect hereby appoints Vicept as Aspect’s attorney-in-fact for the sole purpose of executing and delivering such documents, which appointment is coupled with an interest. Aspect shall also cause employees, ex-employees and consultants who are named inventors on any of the Assigned Patents to do the same and to make the same appointment (and each inventor who signs an acknowledgement of this Agreement by so signing is hereby specifically agreeing to this Section and making such appointment).

2.4    Further Assurances. Aspect and such inventors shall take reasonable further actions to execute and deliver all further documents that Vicept may reasonably require to further documents that Vicept may reasonable require to further the purpose and intent of this Agreement.

2.5    License Grant. Aspect hereby grants to Vicept and its Affiliates a worldwide, exclusive (even as to Aspect, its Affiliates and the other members of the Aspect Group) license under the Licensed Patents to use, research, develop, make, have made, use, offer to sell, sell, import, export and otherwise commercialize [***] Compounds and Products throughout the world. Such license shall be freely sublicenseable, through one (1) or more tiers or layers of sublicensees, without the need to obtain consent from Aspect. Vicept shall be responsible for all payments due to Aspect based on the Product milestone achievements and Net Sales by the sublicensees, as if those activities were performed by Vicept.

2.6    Assigned Know-How Confidentiality Protection. Aspect acknowledges that the Assigned Know-How is, as a result of the assignment of this Agreement, the commercially valuable confidential information of Vicept. Accordingly, Aspect and the other members of the Aspect Group shall treat such Know-How as the Confidential Information of Vicept. Aspect acknowledges that as between Aspect and Vicept, Vicept shall have the sole right to file, prosecute, maintain and enforce Patents Claiming Assigned Know-How.

2.7    Disclosure of Know-How. Commencing within fifteen (15) days after the Effective Date, (a) Aspect shall begin providing to Vicept true, complete and correct copies and/or originals of all Assigned Know-How in existence as of the Effective Date (including all relevant clinical data, to the extent not already provided to Vicept prior to the Effective Date), and (b) make appropriate personnel reasonably available to Vicept to transfer and discuss such Assigned Know-How. Aspect shall complete the disclosure required in clause (a) of the foregoing sentence within thirty (30) days after the Effective Date.

2.8    Assignment of Trademarks. Subject to Section 9.4, Aspect hereby irrevocably, perpetually and forever assigns and conveys to Vicept all of Aspect's right, title and interest throughout the world in and to: (a) the Trademarks; (b) all renewals and extensions for registrations included in the Trademarks; and (c) all benefits, privileges, causes of action and remedies relating to or conferred by any of the foregoing, whether accrued before or after the Effective Date. Such benefits, privileges, causes of action and remedies include the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Trademark; and to settle and retain proceeds from any such actions. Neither Aspect nor any other member of the Aspect Group retains any rights to use or to display the Trademarks. Aspect and the other members of the Aspect Group shall not challenge the validity of Vicept's ownership in the Trademarks. Aspect and all members of the Aspect Group each hereby further agrees to execute and deliver all documents and instruments required to evidence or record such assignment or to enforce the assigned rights (and hereby appoints Vicept as Aspect's attorney-in-fact to execute and deliver such documents if unable after making reasonable inquiry to obtain Aspect's signatures on any of them).

2.9    Rights of Reference. To the extent relevant, necessary or useful to support Vicept’s (and its Affiliates’ and the Licensees’) Product activities, Vicept (and its Affiliates and Licensees) shall have the right to reference and the right to access all INDs of Aspect relating to Technology and in existence as of the Effective Date.

ARTICLE 3

DEVELOPMENT/COMMERCIALIZATION

3.1    Allocation of Rights for Development and Commercialization. As between the Parties, Vicept shall have the right to conduct all additional preclinical and clinical studies of Products, in order to be able to seek Regulatory Approval of and commercialize Products. As between the Parties, Vicept will be responsible for the costs of these activities. Vicept shall also have the exclusive right to commercialize Products. Vicept shall be fully and freely entitled to engage Licensees, contractors and distributors in Product development and commercialization. Subject to the provisos of Sections 2.2(c) and 2.2(e), Vicept shall have full and sole discretion over licensing, intellectual property transactions and use of contractors and distributors. Vicept will still owe the milestones and royalties set forth in this Agreement, even if it is a Vicept Affiliate or a Licensee who achieves the relevant milestone events or sold the relevant Net Sales. As between the Parties, Vicept shall have the sole right and sole discretion to select (and use and own) the trademarks and tradenames for Products.

3.2    Vicept Responsibilities in Further Development and Commercialization; Diligence. Vicept shall devote Commercially Reasonable Efforts (defined below in this Section) to develop and commercialize at least one (1) Product for at least one (1) Dermatology Indication for the United States market. To avoid doubt, the foregoing sentence shall not be read to require Commercially Reasonable Efforts towards development and commercialization of more than one (1) Product, nor towards development and commercialization of that Product for more than one (1) Dermatology Indication, nor development and commercialization for any market other than the U.S. market. All development and commercialization activities performed by any Vicept Affiliate(s) and any Licensee(s), contractors and distributors shall inure to the benefit of Vicept for purposes of determining Vicept’s compliance with such obligation. [***]. No diligence obligations other than the ones set forth in this Section 3.2 shall be implied under or in connection with this Agreement or at law, and Vicept’s diligence obligations in relation to its rights under this Agreement shall be solely as set forth in this Section 3.2.

“Commercially Reasonable Efforts” means a reasonable level of efforts, commensurate with the efforts that a company similarly situated to the Vicept Original Entity would devote to a product of similar potential and having similar commercial advantages and disadvantages as the Product, taking into account all relevant commercial factors, such as, but not limited to: (1) the intellectual property landscape and level of intellectual property exclusivity available for the product, (2) technical, scientific and clinical results and developments, (3) the competitive landscape and maturity of the marketplace, (4) the regulatory framework and hurdles, (5) pricing, (6) cost of goods, and (7) all other similarly relevant commercial factors.

If Vicept Original Entity is acquired (whether through merger, reverse merger, sale of assets or other form of transaction) (“M&A Transaction”), or any successor entity under this Agreement undergoes such an event, this Section 3.2 shall survive such acquisition. However, under no circumstances shall the surviving entity or Vicept Original Entity’s successor under this Agreement be required, in order to be in compliance with this Agreement, to put forth a greater level of effort or conduct more activities or conduct activities on any faster timeline than set forth in Vicept Original Entity’s development plan for the lead Product as such plan is in effect and approved by Vicept Original Entity’s Board of Directors immediately prior to the closing of the M&A Transaction.

3.3    Authorization of and Non-Interference with Consulting and/or Advisory Relationships. It is understood and agreed that Vicept may wish to engage one (1) or more of the inventors on the Assigned Patents in a consulting, advisory, or other contract relationship. Both Parties recognize this may be beneficial for Product progress. Aspect -- to the extent its permission, waiver or other act would be required -- hereby agrees that Vicept and any of the inventors may enter into such a relationship, and hereby provides all permissions and waivers and agrees to perform such other acts as may be required to permit this.

3.4    Non-Competition for Protection of Licensed Trade Secrets and Confidential Information. Recognizing that such activities would necessarily entail use of the Assigned Know-How and/or Confidential Information of Vicept reported to Aspect in connection with this Agreement, Aspect hereby covenants that it shall not during the term of this Agreement research, develop, make, have made, offer to sell, sell, import or export any Products. Aspect hereby acknowledges on behalf of itself that the foregoing covenant is legally enforceable and is reasonable, necessary and appropriate to protect Vicept’s Confidential Information.

3.5    Assistance With Patent Activities. In accordance with Article 2, Vicept has the sole right to file, prosecute, conduct interferences of and enforce the Assigned Patents and all Patents on Assigned Know-How. Aspect shall assist, and shall cause the inventors named in the Assigned Patents to reasonably assist, Vicept in all of the foregoing, standard patent activities, promptly upon each reasonable request by Vicept, and at Vicept’s expense. As regards this assistance being at Vicept’s expense, to avoid doubt, Vicept is entitled to elect to require the inventors on the Assigned Patents, to the extent that either personally has a direct relationship with Vicept (such as an employment or consulting relationship), to include the patent support activities referred to in this Section within the scope of and fully compensated by the compensation provided for in such separate, direct relationship with the particular individual.

3.6     Improvements. Vicept shall as between the Parties have the right to own all improvements, modifications, derivatives and amendments (including Know-How and published patentable or patented inventions to that Technology that is in existence as of the Effective Date, which improvements, modifications, derivatives and amendment are made, conceived, developed, reduced to practice or acquired by or for Vicept (including under any consulting or employment agreement between Vicept or its Affiliate and any inventor on any Assigned Current Family) (“Improvements”) and all Patents on the Improvements. Such Patents, to avoid doubt, are not considered Assigned Patents.

ARTICLE 4

FINANCIAL TERMS

4.1    Signing Fee. Vicept shall pay Aspect a signing fee equal to [***], within [***] days after the Effective Date.

4.2    Milestone Payments.

(a)    Development Milestones.

(i)    Dermatology Indication Other Than Purpura. Subject to Sections 4.2(a)(iii) and (iv), Vicept shall pay to Aspect the following one-time milestones, each within [***] after achievement of the corresponding event in the following table, for the first time, with the first Product being developed for any Dermatology Indication -- other than the treatment or prevention of purpura -- that achieves such event through activities by or on behalf of Vicept:

Non-Purpura Milestone Event	Milestone Payment

1. [***]	1. [***]
2. [***]	2. [***]
3. [***]	3. [***]
4. [***]	4. [***]

(ii)    Purpura. Subject to Section 4.2(a)(iii), Vicept shall pay to Aspect the following one-time milestones, each within [***] after first achievement of the corresponding event in the following table, for the first time, with the first Product for the treatment or prevention of purpura to achieve such event by activities by or on behalf of Vicept:

Purpura Milestone Event	Milestone Payment

1. [***]	1. [***]
2. [***]	2. [***]

(iii)    [***].

(iv)     [***].

(b)    Sales Milestone. Vicept shall pay to Aspect the following sales milestone within [***] after first achievement of the following sales event with any Product:

Calendar Year Net Sales in countries with issued Valid Claim or Regulatory Exclusivity coverage	Royalty Rate

1.Achievement of [***] in Net Sales in a calendar year, all of which Net Sales occur in country(ies) in which the Product sold is Claimed at the time of sale by a Valid Claim (whether pending or issued) of the Assigned Patents, or is Covered by Regulatory Exclusivity at the time of sale.
1.[***]

(c)    One-Time Only Milestones. Each milestone payment specified above in Sections 4.2(a) and 4.2(b) shall be payable a maximum of one (1) time only, over the life of this Agreement, regardless of how many additional times (more than once) the particular milestone may be achieved with one (1) or more Products. Accordingly, the total maximum amount of milestones potentially payable under this Agreement equals [***].

4.3    Royalty Payments.

(a)    Base Rates. Vicept stall pay Aspect royalties on annual Net Sales of Products sold to Third Parties in countries where the Product sold is (1) Claimed by an issued Valid Claim, or (2) covered by Regulatory Exclusivity, at the following tiered (or incremental) rates:

Calendar Year Net Sales in countries with Issued Valid Claim or Regulatory Exclusivity coverage	Royalty Rate
Portion from $0 – $[***]	[***]
Portion from $[***] - $[***]	[***]
Portion greater than $[***]	[***]

These tiers apply on a worldwide and Product-by-Product basis; provided that for the purpose of determining the applicable royalty rate tier under this Section 4.3, (X) the Net Sales of any Products will be aggregated if such Products were subject to the same Regulatory Approval or one was approved through a supplement to the other’s existing Regulatory Approval, and (Y) the Net Sales of any Products will not be aggregated if such Products were not subject to the same Regulatory Approval and one was not approved as a supplement to an existing Regulatory Approval of the other (as non-limiting examples, (Y) applies where the second Product was approved through a stand-alone NDA, an abbreviated New Drug Application or 505(b)(2) application, or like separate application). It is also understood that the worldwide Net Sales of a given Product will be aggregated even though the Regulatory Approval for such Product in one country is different from the Regulatory Approval for such Product in another country). Where the approval route is different in different countries, the decision as to whether or not to aggregate 2 Products’ Net Sales (the choice between (X) and (Y) of the proviso above in this paragraph) shall be made based on the approval route in the U.S.

Example 1: [***].

Example 2: [***].

(b)    Adjustments Based on Nature of Protection for the Product. The full royalty rates of subsection (a) shall apply to sales in any country in which the Product is Claimed by an issued Valid Claim. The royalty rates shall be decreased by [***] for sales in any country in which the Product is not Claimed by an issued Valid Claim but is covered by Regulatory Exclusivity. No royalties shall be due on Net Sales neither Claimed in the country of sale by a Valid Claim nor covered by Regulatory Exclusivity. Without limiting the generality of the foregoing, no royalties are due on the basis solely of the Product being Claimed in the country of sale by a pending Valid Claim.

(c)    Offset for Third-Party Patent Royalties. If Vicept or its Affiliate or a Licensee were to make payments to a Third Party under a Patent license encompassing a Product that is royalty-bearing to Aspect, then Vicept would be entitled to deduct up to [***] of the Third-Party payments from the royalty owed by Vicept to Aspect, but could not reduce the royalty owed to Aspect to below [***] of the royalties that would otherwise have been due to Aspect in any calendar quarter. Any amounts that Vicept is unable to credit due to the foregoing [***] limitation on the reduction in Aspect’s royalties as applied in any calendar quarter shall carry forward to future calendar quarters, subject always to such [***] limitation on the reduction in Aspect’s royalties as applied in such future calendar quarters; provided, however, that under no circumstances shall Aspect be responsible for more than [***] of the total Third-Party payments made by Vicept or its Affiliate or a Licensee to a Third Party under such Patent license.

(d)    Generic Competition Adjustment.

(i)    Prior to Launch by or on behalf of Vicept. If a Formulation other than the one marketed by or on behalf of Vicept -- but containing the same active ingredient as Vicept’s Product, and labeled for a Dermatology Indication that is described or disclosed in the Assigned Patents as of the Effective Date (or a Dermatology Indication that is encompassed within such a described or disclosed indication) (to avoid doubt, unaffected by whether claims issue on the particular such indication) (all of the foregoing Dermatology Indications, “Disclosed Dermatology Indications”) -- were approved and launched in the particular country prior to the first commercial sale (after Product Regulatory Approval is obtained in the country) of Product by or on behalf of Vicept in that country, then going forward from the time that such Formulation other than the one marketed by or on behalf of Vicept is first approved, no royalties would be due on Net Sales sold thereafter in that country.

(ii)    Adjustment. If a Formulation other than the one marketed by or on behalf of Vicept -- but containing the same active ingredient as Vicept’s Product, and labeled for any Disclosed Dermatology Indications – were approved and marketed in the particular country only after (and none were approved before) first commercial sale (after Product Regulatory Approval is obtained in that country, and captured at least [***] of the market share (based on units) in that country in any calendar quarter, then going forward the royalties to Aspect would be reduced to [***] of the royalties that would otherwise have been due in that country.

(iii)    Reinstatement. The royalty reduction of Sections 4.3(d)(i) and (ii) shall cease to apply in a given country if and with respect to Net Sales after both of the following occur: (1) as the result of settlement (including agreements to refrain from patent assertion or settling a patent assertion) or judgment on an infringement suit under the Assigned Patents the seller of the competing Formulation ceases all sales of such product or seller continues sales of such product pursuant to a binding legal agreement with Vicept with a royalty or other consideration due to Vicept, and (2) in the case solely of Section 4.3(d)(ii), Vicept achieves in four consecutive calendar quarters a level of Net Sales covered by an issued Valid Claim or Regulatory Exclusivity in such country equal to at least fifty percent (50%) of the level of Net Sales covered by an issued Valid Claim or Regulatory Exclusivity in such country in the 12 months leading up to the time the competing product was first sold in such country (or such lesser period as the Product by or on behalf of Vicept was being sold).

(iv)    Clarification. To avoid doubt, the competing Formulation may be either a prescription or an over-the-counter product, as long as it contains the same active ingredient as Vicept’s Product and is labeled for a Disclosed Dermatology Indication. To avoid doubt, the adjustments of this Section 4.3(d) apply on a country-by-country basis. To avoid doubt, in each country, all Third-Party Formulations other than the one marketed by or on behalf of Vicept -- but containing the same active ingredient as Vicept’s Product, and labeled for a Disclosed Dermatology Indication -- that were approved and launched in the country shall be taken into account in determining whether at least [***] of the market share (based on units) has been taken and in determining whether the sales level of Section 4.3(d)(iii)(B) has been reached. To avoid doubt, “Product marketed by or on behalf of Vicept” and “Vicept's Product” as used in this Section 4.3(d) each encompasses Products marketed by Vicept Affiliates and Licensees.

(e)    Royalty Floor. Notwithstanding anything to the contrary other than the royalty reduction of Section 4.3(d)(i) (which shall apply, fully, in the circumstances it describes, and be unaffected by this Section 4.3(e)), in no other event shall the royalties due under this Section 4.3 with respect to any Product for any calendar quarter be less than [***] of the Net Sales of such Product for such calendar quarter [***].

4.4.     Recoveries on Infringement of Assigned Patents. In accordance with Section 2.1 and 2.2, Vicept has the sole right to enforce the Assigned Patents against infringement. Any recoveries on such infringement suits in excess of Vicept’s (or its Affiliate’s or Licensee’s) costs in connection with such infringement suits (including all outside counsel costs and a reasonable allocation of the costs of internal counsel) shall be deemed Net Sales under this Agreement, and shall be deemed sold in a country in which the Product’s active ingredient is Claimed by an issued Valid Claim, in the calendar quarter in which the recovery over costs is actually received, and shall bear a royalty under Section 4.3.

4.5     Quarterly Payment Timings. All royalties due under Section 4.3 shall be paid quarterly, on a country-by-country basis, within [***] after the end of the relevant calendar quarter for which royalties are due. The same applies to payments due under Section 4.4.

4.6    Royalty Payment Reports. With respect to each calendar quarter, within [***] after the end of the calendar quarter, Vicept shall provide to Aspect a written report stating the number and description of all Products sold during the relevant calendar quarter; the gross sales associated with such sales; and the calculation of Net Sales on such sales, including the amount of any deduction provided for in the definition of Net Sales in Article 1. The report shall provide all such information on a country-by-country and Product-by-Product basis.

4.7    Payment Method. All payments due under this Agreement to Aspect shall be made by bank wire transfer in immediately available funds to an account designated by Aspect. All payments hereunder shall be made in the legal currency of the United States of America.

4.8    Taxes. Vicept shall be responsible to withhold from payments otherwise to be made to Aspect under this Agreement any taxes required to be withheld by Vicept under applicable law. If any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Vicept shall (i) deduct the Withholding Taxes from the payment amount, (ii) pay all applicable Withholding Taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to Aspect with the next royalty report under Section 4.6.

4.9    Foreign Exchange. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the exchange rates for the purchase and sale of U.S. dollars, as reported by Bank of America in San Francisco, California (or its successor entity) on the last business day of the calendar quarter to which such payment pertains. With any payment in relation to which a currency conversion is performed to calculate the amount of payment due, Vicept shall provide to Aspect a true, accurate and complete copy of the exchange rates used in the calculation.

4.10     Late Payments. Any payment due under this Article 4 that is not paid on or before the date such payment is due shall bear interest at a rate equal to the lesser of: the Prime Rate during the period of late payment plus two percent (2%) interest compounded annually; or the maximum rate permitted by law, calculated based on the number of days that payment is delinquent until full payment has been made. “Prime Rate” means the prime or equivalent rate quoted by The Wall Street Journal (or similarly reputable source, if The Wall Street Journal no longer exists) with respect to the time period in which payment was delinquent.

4.11     Records and Audit. Vicept shall keep (or cause to be kept) complete and accurate records pertaining to Net Sales of Products and the payments due under this Agreement, in sufficient detail to permit Aspect to confirm the accuracy of all payments due under this Agreement. Aspect shall have the right, at its expense, to cause an independent, certified public accountant to audit such records as necessary to confirm Vicept’s payments for the preceding year. Such independent, certified public accountant shall be legally bound by written confidentiality and non-use obligations running directly to Vicept. It shall be nationally recognized in the United States. Such audit rights may be exercised no more often than [***], upon reasonable advance notice to Vicept and during normal business hours. The terms of this Section shall survive any termination or expiration or termination of this Agreement for a period of [***].

In the case of records held by Vicept’s Licensees, Vicept will request a direct audit right for Aspect, but it shall suffice if Vicept obtains a similar audit right for itself and the right to share the results of its own audits with Aspect.

ARTICLE 5

PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

5.1    Patent Prosecution and Maintenance. Vicept shall have the right to prosecute (including, but not limited to, by conducting interferences, oppositions and reexaminations or other similar proceedings) and maintain (including, but not limited to, the timely payment of all maintenance fees, renewal fees and other applicable fees) and extensions of the Assigned Patents. If Vicept elects not to prosecute or maintain or extend any such Assigned Patents, Vicept shall provide written notice thereof to Aspect at least [***] prior to abandonment of any such Assigned Patents. In response to such a notice, Aspect may, in its sole discretion and, at its sole expense, request to assume responsibility for prosecuting and maintaining such Assigned Patent. Vicept shall reasonably consider and shall not unreasonably withhold its consent to any such request by Aspect. If Vicept (on such standard) approves for Aspect to assume such responsibility, then Aspect shall prosecute in Vicept’s name, and Vicept’s other rights with respect to the Assigned Patent(s) concerned shall continue, as shall the requirement to pay royalties based on such Assigned Patent(s). Vicept may exercise its rights under this Section 5.1 via an Affiliate or Licensee or extend its rights under this Section 5.1 to an Affiliate or Licensee.

5.2    Patent Enforcement.

(a)    Right to Bring Suit. Vicept shall have the first right to enforce or otherwise sue on the Assigned Patents against a Third Party. Each Party shall provide the other Party with written notice of any alleged infringement of the Assigned Patents. If Vicept elects not to enforce or otherwise sue on any such Assigned Patents within [***] after such a notice between the Parties, Vicept shall provide written notice thereof to Aspect, and Aspect may, in its sole discretion and at its sole expense, elect to enforce or sue on such Assigned Patent in Aspect’s name.

(b)    Cooperation. Each Party will reasonably cooperate in the other’s suits under this Section 5.2, at the expense of such other Party (on a pass-through basis at reasonable rates).

(c)    Recoveries. All recoveries shall go first to reimburse litigation expenses (including internal and external costs and including reimbursing the prosecuting Party for expenses it has previously reimbursed to the other Party). For remaining recoveries where it was Vicept who brought suit, then Vicept shall be entitled to retain [***]% of the remaining recovery, and shall pay over to Aspect [***]% of the remaining recovery. For remaining recoveries where it was Aspect who brought suit, Aspect shall be entitled to retain [***]% of the remaining recovery, and shall pay over to Vicept [***]% of the remaining recovery.

(d)    No Licenses by Aspect. Aspect shall not be entitled to grant licenses or any forward-looking rights under the Assigned Patents (or any subset thereof), including in connection with infringement suits that Aspect has the right to bring in accordance with this Section. Nothing in this Article 5 shall be construed so as to imply any right to grant licenses or any forward-looking rights under the Assigned Patents (or any subset thereof).

(e)    Extension of Rights to Vicept Affiliates and Licensees. To avoid doubt, Vicept may exercise its rights under this Article 5, or extend its rights under this Article 5, to its Affiliates and to Licensees.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1    Reciprocal Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date the representing and warranting Party has the full legal right, power and authority to enter into and perform this Agreement; that this Agreement has been authorized by all requisite action within such representing and warranting Party (in the case of a corporate entity); and that this Agreement is legally binding upon such representing and warranting Party.

6.2    Aspect Representations and Warranties. Aspect represents and warrants to Vicept as follows:

(a)    Sole Owner. Immediately prior to the assignment hereunder becoming effective, Aspect was the sole and lawful owner of the entire right, title, and interest in and to the Assigned Current Families and Assigned Know-How.

(b)    No Liens. There are as of the Effective Date no outstanding liens, security interests, pledges, charges, mortgages, restrictions, interests and/or encumbrances burdening any of the Assigned Patents nor the Assigned Know-How.

(c)    No Licenses or Encumbrances. Aspect has not granted, expressly or otherwise, any assignment, license or other    extension of rights, covenant not to sue or other similar interest or benefit, exclusive or otherwise, to, under or in the Assigned Patents or the Assigned Know-How.

(d)     No Inconsistent Agreements. Aspect and the Aspect Group have not executed, and Aspect further covenants that it and they shall not execute, any agreements inconsistent with this Agreement or to the detriment of the Assigned Patents or the Assigned Know-How.

(e)    Non-infringement of Third Party Rights. As of the Effective Date and to Aspect's and the other members of the Aspect Group's actual knowledge, after making a reasonable inquiry, no published Patents or trade secret rights owned or controlled by a Third Party, dominate or would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of any Products in topical applications for Dermatology Indications, and Aspect and the other members of the Aspect Group have received no written claims relating to any claims of such domination, infringement or misappropriation.

(f)    Claims. There are no claims, actions, suits or proceedings commenced or pending, or to Aspect's knowledge threatened, against it or any other member of the Aspect Group as of the Effective Date that could affect the rights and benefits granted to Vicept under this Agreement. As of the Effective Date, Aspect has not received verbal or written notice that any third party is challenging or intends to challenge the patentability, validity or ownership of the Assigned Current Families. As of the Effective Date, Aspect and the other members of the Aspect Group have no knowledge of prior art relevant to the Assigned Patents not cited in the file wrappers of the Assigned Current Families [***] and believes claims covering the use of oxymetazoline to treat rosacea will issue in the United States.

(g)    Aspect Group Bound. Aspect has the legal right to bind the other members of the Aspect Group in the manner required to require Aspect to comply with and perform its obligations under this Agreement. Aspect and the other members of the Aspect Group that are not natural people (i.e., excluding the people who are the inventors of the Assigned Patents) are the “Responsible Aspect Group Members.” The Responsible Aspect Group Members shall be jointly and severally liable for performance hereunder. Vicept, in case of breach of this Agreement by Aspect or any other member of the Aspect Group, shall be entitled to proceed against any of the Responsible Aspect Group Members or any combination of them that it chooses to enforce Vicept’s rights hereunder, without any obligation to first exhaust remedies with respect to any other(s) of them. To avoid doubt or concern, this Section explicitly does not make the Aspect People jointly and severally liable for Aspect’s performance under this Agreement.

(h)    Third-Party Activities; Grounds. As of the Effective Date and to Aspect’s actual knowledge without any special enquiry, there are no (i) activities by Third Parties that would constitute infringement or misappropriation of the Assigned Current Families (in the case of pending claims, evaluating them as if issued), nor (ii) grounds currently existing on which any claims, actions, suits or proceedings might be commenced against Aspect or Vicept with respect to the practice of the Assigned Current Families within the scope of the license set forth in Section 2.5.

(i)    Patents. The Assigned Current Families are the only Patents that Aspect or any other member of the Aspect Group owns or Controls, as of the Effective Date, that Claim Technology.

(j)    Trademarks. Exhibit B contains a complete list of all trademarks that Aspect or any other member of the Aspect Group owns or Controls, as of the Effective Date, that are associated with Technology or have been registered for use with Technology.

(k)    Data. Aspect has disclosed to Vicept all data and information (including preclinical and clinical data and information) disclosed in regulatory filings (including adverse event and serious adverse event reports to Regulatory Agencies and all other safety-related data and information) prior to the Effective Date (including toxicology, carcinogenicity and mutagenicity data and information) generated by, disclosed to and/or known to Aspect or any other member of the Aspect Group regarding Technology and any information required to fairly and accurately interpret such data and information and make Aspect’s disclosures thereof to Vicept complete, accurate and not misleading.

(l)     No Debarment. In the course of developing Technology and any products based on it, Aspect has not engaged any person who has been debarred by the FDA or to Aspect’s knowledge is the subject of debarment proceedings by the FDA.

(m)    Affiliates of Aspect. As of the Effective Date, Aspect has no Affiliates and there are not members of the Aspect Group other than Aspect and the Aspect People.

6.3    Aspect Covenants. Aspect hereby covenants that, without limiting Vicept’s right set forth elsewhere in this Agreement (including in Section 6.2(d)), Aspect and the other members of the Aspect Group shall not purpose to convey to any Third Party any Assigned Patent.

6.4    Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPLICITLY SET FORTH IN SECTIONS 6.1 AND 6.2 EACH OF VICEPT AND ASPECT HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

INDEMNIFICATION

7.1    Indemnification by Vicept. Vicept shall indemnify, hold harmless and defend Aspect, the other members of the Aspect Group, and their respective officers, directors, members, employees and agents (the “Aspect Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third-Party Claim”) against any Aspect Indemnitees(s) to the extent that such Third-Party Claim arises out of (i) the breach or alleged by Vicept in this Agreement; (ii) the negligence or willful misconduct of any Vicept Indemnitee (defined in Section 7.2); or (iii) the development, manufacture, storage, handling, use, sale, offer, import, export or distribution of Products by or for Vicept and its Affiliates and Licensees; provided that (a) the Aspect Indemnitees comply with the procedure set forth in Section 7.3; and (b) such indemnity shall not apply to the extent Aspect has an indemnification obligation pursuant to Section 7.2 for such Loss.

7.2    Indemnification by Aspect. Aspect shall indemnify, hold harmless and defend Vicept, its Affiliates, the Licensees, the investors in Vicept and the respective officers, directors, employees and agents of each of the foregoing (the “Vicept Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim(s) arises out of (i) the breach of alleged breach of any representation, warranty or covenant by Aspect in this Agreement; or (ii) the negligence or willful misconduct of any Aspect Indemnitee; provided that (a) the Vicept Indemnitees comply with the procedure set forth in Section 7.3; and (b) such indemnity shall not apply to the extent Vicept has an indemnification obligation pursuant to Section 7.1 for such Loss.

7.3    Mechanics. A Party whose Vicept Indemnitee or Aspect Indemnitee is entitled to be indemnified pursuant to this Article 6 (the “Indemnified Party”) shall give prompt notice of the Third Party Claim to the other Party (the “Indemnifying Party”) and the Indemnifying Party shall defend against such Third Party Claim with the reasonable cooperation of the Indemnified Party; provided that the Indemnifying Party shall not settle any such Third-Party Claim for anything other than money damages without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party’s Indemnitees must tender defense of the applicable Third-Party Claim and provide all reasonable cooperation and assistance in such defense, in order to remain eligible to be indemnified and held harmless; provided, however, that where Vicept is the Indemnified Party, unless Aspect has adequate insurance to cover the alleged potential Losses and is tendering defense to such insurer who has indicated in writing that they will fully assume the defense and cover any resulting Losses, the Vicept Indemnitees shall not be required to tender defense in order to remain eligible to be indemnified and held harmless and instead notwithstanding anything express or implied in this Section 7.3 Vicept and/or the Vicept Indemnitees may do so and be indemnified under this Agreement. The Indemnified Party shall have the right to be present in person or through counsel at substantive legal proceedings relating to the Third-Party Claim giving rise to the Indemnified Party’s right to indemnification hereunder. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any Loss or Third-Party Claim, the Parties may conduct separate defenses of such Third-Party Claim. In such case, each Party further reserves the right to claim indemnity from the other upon resolution of such underlying Third-Party Claim.

7.4     Limitation of Aspect’s Liability. IN NO EVENT SHALL ASPECT BE REQUIRED TO PAY COMPENSATION (I.E., DISGORGE FUNDS OR RETURN EQUITY) TO COVER DAMAGES FOR ITS BREACH OF THIS AGREEMENT OR IN SATISFACTION OF ITS INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT IN AN AMOUNT THAT EXCEEDS THE TOTAL AMOUNT (INCLUDING BOTH CASH AND EQUITY) RECEIVE VICEPT AS OF THE DATE THE LIABILITY WAS INCURRED. IN THE EVENT ASPECT IS LIABLE TO VICEPT UNDER THIS AGREEMENT, ASPECT SHALL TENDER FIRST IN CASH OR FIRST IN RETURN OF VICEPT EQUITY PURPOSES OF THIS SECTION 7.4, THE VALUE OF THE VICEPT EQUITY IS ITS FAIR MARKET VALUE. IF ASPECT’S LIABILITY OR INDEMNIFICATION

OBLIGATION TO VICEPT EXCEEDS THE AMOUNT ASPECT CAN BE REQUIRED TO PAY PER THE FOREGOING IN THIS SECTION 7.4, THEN VICEPT SHALL BE ENTITLED TO A CREDIT FOR ALL ADDITIONAL, CREDITABLE AGAINST ALL FUTURE PAYMENTS DUE UNDER THIS AGREEMENT UNTIL FULLY SATISFIED.

THE FOREGOING PARAGRAPH SHALL NOT APPLY TO LIMIT COMPENSATION WITH RESPECT TO DAMAGES OR INDEMNIFICATION LIABILITIES ARISING FROM FRAUD.

NOTHING IN THIS SECTION 7.4 SHALL PRECLUDE NON-MONETARY REMEDIES THAT MAY BE AVAILABLE WITH RESPECT TO ANY BREACH BY ASPECT OF THIS AGREEMENT, INCLUDING PROPER ASSIGNMENT OF INTELLECTUAL PROPERTY TO REMEDY ANY BREACH OF THE INTELLECTUAL PROPERTY ASSIGNMENT PROVISIONS OF THIS AGREEMENT.

7.5    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES (OR IN THE CASE OF ASPECT, ANY RESPONSIBLE ASPECT GROUP MEMBERS) BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER THIS ARTICLE 7 AND EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARISE FROM BREACH OF THE OBLIGATIONS SET FORTH IN ARTICLE 8 (REGARDING CONFIDENTIALITY).

ARTICLE 8

CONFIDENTIALITY

8.1    Confidential Information; Exceptions.    The Parties shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any Third Party (except as expressly provided below) or use any Confidential Information for any purposes other than for performance under or determining compliance with and administering this Agreement. The Parties shall not disclose Confidential Information to any employee, agent, consultant, or Affiliate who does not have a reasonable need for such information for the foregoing purposes. Disclosures to such persons with a reasonable need for the information are only permitted to the extent the person is subject to binding obligations of confidentiality and limited use at least as restrictive in scope and as long in duration as those of this Article 8. The Parties shall use at least the same standard of care as it uses to protect its own confidential information of a similar nature to prevent unauthorized disclosures or uses of the Confidential Information, but no less than reasonable care. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information of Aspect does not include the Assigned Know-How, rather, Assigned Know-How is the Confidential Information of Vicept.

Confidential Information shall not include any information which, as shown by competent proof:

(a)     is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, generally known or available;

(b)     is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records;

(c)    is independently developed by the Receiving Party without the aid, application or use of Confidential Information, as shown by written records;

(d)    is hereafter furnished to the receiving Party by a Third Party, as a matter of right, without breach of any confidentiality agreement, and without restriction on disclosure; or

(e)    is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

8.2    Authorized Disclosure. Notwithstanding any other provision of this Agreement, either Party may disclose Confidential Information to the extent and to the persons and entities required by an applicable governmental law, rule, regulation or order; provided, however, that a Party shall first have given prompt notice to the other Party to enable the first Party to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in any such efforts by the first Party.

8.3    Return of Confidential Information. If this Agreement is terminated for breach according to the provisions of Section 9.2, the Parties shall use diligent efforts to return all Confidential Information. Each Party will be allowed to keep one archival copy of any Confidential Information for record-keeping purposes only.

8.4    Use of Names. A Party shall not use any of the other Party's names, trademarks, logos, employee names, investor names or symbols in any publicity, promotion or similar public disclosure, without the advance written withholdable consent of such other Party, except as may be required by law or stock exchange requirement.

ARTICLE 9

TERM AND TERMINATION

9.1    Term. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 9, shall expire upon the expiration of the last-to-expire Valid Claim, but in any event no sooner than ten (10) years after the Effective Date.

9.2    Termination for Breach.

(a)Terminable Breaches.

(i)     Termination by Aspect. Aspect may terminate this Agreement if Vicept materially breaches Section 3.2 of this Agreement, by ninety (90) days written notice to Vicept specifying in detail what the material breach of Section 3.2 is an stating explicitly that the notice is a breach and potential termination notice under this Section 9.2(a), provided that Vicept fails to cure such material breach that is incapable that is incapable of cure within ninety (90) days, but is capable of cure in a longer reasonable period, fails to provide within such ninety (90) day notice period a reasonable written plan to cure the breach as soon as practicable.

(ii)    Termination by Vicept. Vicept may terminate this Agreement if Aspect materially breaches this Agreement in a way that (x) results in Vicept (or its Affiliate or Licensee) owning less than all of the Assigned Patents and Assigned Know-How, (y) detracts from the strength or value of the Assigned Patents or Assigned Know-How, or (z) is a breach of Section 3.4 (“IP Breaches”), by ninety (90) days written notice to Aspect specifying in detail what the IP Breach is and stating explicitly that the notice is a breach and potential termination notice under this Section 9.2(a), provided that Aspect fails to cure such material breach within such ninety (90) day notice period, or in the case of such a material breach that is incapable of cure within ninety (90) days, but is capable of cure in a longer reasonable period, fails to provide within such ninety (90) day notice period a reasonable written plan to cure the breach as soon as practicable

(b)    Mechanics. If a Party gives notice of termination under Section 9.2(a)(i) or (ii) and the other Party disputes whether such notice was proper (i.e., whether the Party having received such notice had actually materially breached this Agreement through the type of breach specified in the applicable such Section), then the issue of whether this Agreement has been terminated shall be resolved in accordance with Section 10.1. If as a result of such dispute resolution process it is finally determined that the notice of termination was proper, then such termination shall become effective as of the date of such final determination; provided, however, that the breaching Party fails thereafter to cure the underlying breach in accordance with the determination made in the resolution process under Section 10.1 within the time period set forth in this Section 9.2 for the applicable breach following such determination (meaning it must either cure within ninety (90) days after such final determination or provide within such time period a reasonable written plan for cure). If, however, as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

9.3    Elective Termination by Vicept. Vicept shall have the right to terminate this Agreement at any time, with or without cause, upon written notice to Aspect.

9.4    Effects of Termination.

(a)    After Aspect Terminates for Vicept Breach. If Aspect terminates this Agreement pursuant to Section 9.2(a) following Vicept’s uncured material breach of Section 3.2, then all licenses to Vicept under this Agreement shall terminate, Vicept and its Affiliates shall cease all development and commercialization of any Products and Vicept shall assign and convey to Aspect its entire right, title and interest in and to the Assigned Patents, the Assigned Know-How and the Assigned Trademarks, together with all powers, privileges, benefits, causes of action, remedies, and other rights relating, appertaining to and/or associated with the Assigned Patents, the Assigned Know-How and the Assigned Trademarks. Notwithstanding any provision to the contrary, no termination of this Agreement by either Party shall be construed as a termination of any valid grant of rights to a Licensee with respect to the rights granted under this Agreement. Upon termination of this Agreement by Aspect, each grant of rights to a Licensee shall, to the extent not imposing obligations on Aspect in excess of those contained herein, be assigned to Aspect if requested in writing by the Licensee or be automatically assigned to Aspect if requested in writing by the Licensee or be automatically assigned to Aspect but reformed to provide for the payment to Aspect of solely those payments required by this Agreement if requested in writing by the Licensee.

(b)    After Vicept Effectively Terminates. If Vicept terminates this Agreement under Section 9.3, then the foregoing effects in Section 9.4(a) shall apply.

(c)    After Vicept Terminates for Aspect’s Breach. If Vicept terminates this Agreement pursuant to Section 9.2 following Aspect’s uncured material breach of this Agreement, then Vicept shall as between the Parties be entitled to retain full ownership of the Assigned Patents and the Assigned Know-How; the license granted Vicept pursuant to Section 2.5 (and such Section) shall survive such termination; and, in addition to those provisions that survive any expiration or termination of this Agreement as set forth in Section 9.4(d), the following shall survive and apply: Articles 2; Sections 4.1-4.4 shall survive but all payment obligations thereunder shall be reduced by fifty percent (50%) of the payment that would otherwise be due for all payments becoming due after the termination; and Sections 3.4, 3.5 and 3.6. Article 5 shall not survive such a termination. Section 3.2 shall not survive such a termination (nor shall Vicept have any diligence obligation under this Agreement, express or implied, after such a termination).

(d)    General. Expiration or termination of this Agreement for any reason shall not affect any accrued rights or obligations of the Parties, and the following Articles shall survive any expiration or termination of this Agreement: Articles l and 7-10. Also, Article 2 shall survive expiration of this Agreement (but shall not survive termination except as described above in sub-section (c)).

ARTICLE 10

MISCELLANEOUS

10.1    Dispute Resolution.

(a)    Initial Dispute Resolution. The Parties recognize that disputes may from time to time arise between the Parties during the term of this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 10.1 to resolve any dispute arising under this Agreement. If such a dispute between the Parties arises, then either Party, by written notice to the other Party, may have such dispute referred to the Parties’ respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within [***] after such notice is received. Said designated officers are as follows:

Vicept:     President and CEO
Aspect:    President and CEO

(b)    Preliminary Relief. A Party is entitled to seek interlocutory relief and/or a preliminary injunction without first following the procedure of this Section 10.1; provided that it also invokes the procedure of this Section 10.1 in parallel. Each Party hereby irrevocably waives its right to jury trial of any and all disputes arising under this Agreement, and consents to have such disputes decided instead by a judge or justice.

(c)    Arbitration. Except as otherwise set out in this Section 10.1, any dispute that cannot be settled amicably by agreement of the Parties pursuant to Section 10.1(a) shall be finally settled by an arbitration administered by JAMS applying its most applicable procedural rules (and the substantive laws of the State of California) provided that the appointed arbitrator(s) shall have appropriate experience in the pharmaceutical industry (or if no such person is available then in the biopharmaceutical industry or the closest industry possible). The place of arbitration shall be Delaware, U.S.A. The language to be used in the arbitration proceedings shall be English. The award rendered in any arbitration shall be final and binding upon both Parties. The judgment rendered by the arbitrator(s) may include costs of arbitration, reasonable legal fees and reasonable costs for any expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information (in the case of Vicept) or intellectual property. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and/or an order of enforcement as the case may be. Notwithstanding the foregoing, either Party shall be free to submit any dispute relating to the scope, validity, enforceability or other like matter regarding intellectual property to any court having jurisdiction over the Parties and the subject matter of the dispute and to seek such relief and remedies as are available in that court.

10.2     Jurisdiction. Both Parties consent to the exclusive personal jurisdiction of all courts sitting within Delaware, U.S.A., for resolving all disputes arising out of or in connection with this Agreement. Each Party hereby waives any and all defenses it may have to the jurisdiction and venue of such courts, including a defense that such a court may not assert personal jurisdiction over such Party, or of forum non conveniens.

10.3     Governing Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California excluding its choice of law principles.

10.4     No Agency, Joint Venture or Partnership. Neither Party is, nor will be deemed to be an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so. The parties are independent contractors, this Agreement is for an arm’s-length transaction, and the relationship that it governs shall not be construed to be or create any agency, joint venture or partnership.

10.5     Assignment. Except as explicitly provided for in this Agreement, neither Party shall have the right or power to assign any rights or obligations under this Agreement without the consent of the other Party, except that Vicept may assign one or more times to an Affiliate or to a successor to substantially all of the business or assets of Vicept to which this Agreement relates (whether through merger, sale of stock, sale of assets or other transaction). This Agreement shall be binding upon and inure to the benefit of the successors and explicitly permitted assigns of the Parties. Any assignment of this Agreement not made in accordance with this Agreement is prohibited hereunder and shall be null and void. Any assignee must certify in writing to the non-assigning Party, within [***] after the requested in writing by the non-assigning Party, that such assignee agrees to the terms and conditions of this Agreement going forward from the date of assignment.

10.6     Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by authorized officers of both Parties.

10.7     Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient’s normal business hours, or otherwise on the next Business Day; and (c) two (2) Business Days after sending for next Business Day delivery by internationally recognized expedited courier service for no later than next-possible-business-day delivery:

In the case of Vicept: [***]

With a required copy to: [***]

In the case of Aspect Pharmaceuticals: [***]

With a required copy to: [***]

In the case of (c) (expedited courier service), the Party providing the notice shall as a courtesy additionally provide the notice by a facsimile in accordance with (b). Either Party may change its address for communications by a notice to the other Party in accordance with this Section 10.7.

10.8     Bankruptcy; Intellectual Property. All rights and licenses granted under or pursuant to this Agreement by a bankrupt Party to the other Party are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. Aspect and Vicept shall be entitled to all similar protections as licensee under bankruptcy laws of other countries.

10.9     No Implied Licenses. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall give either Party any right, title or interest in or to any Patents or other intellectual property owned by or licensed to the other Party.

10.10     Force Majeure. Any delay in or failure of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including acts of God, embargoes, governmental restrictions, strikes or other acts of workers, fire, flood, earthquake, explosion, riots, wars, acts of terrorism, civil disorder, rebellion or sabotage; provided, however, the payment of any value due and owing hereunder shall not be delayed by the payor because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process. The Party suffering such occurrence shall notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

10.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

10.12     Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

10.13     Draftsmanship. Each Party acknowledges that it has participated in, and has been represented by counsel in the drafting of this Agreement. Any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

10.14     No Third Party Rights or Obligations. Except as expressly provided in Article 9, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Third Party.

10.15     Severability. If any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason by any court of competent jurisdiction form which no appeal can be or is taken, or in arbitration proceedings between the Parties as set forth in Article 10 of this Agreement, it shall, if possible, be narrowed, shortened, or interpreted to achieve the intent of the Parties to this Agreement to the extent legally possible rather than voided or if not to any extent legally possible be deemed severed from this Agreement. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

10.16     Compliance with Laws. Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and other local laws, rules, regulations and guidelines.

10.17     Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

10.18     Right of Offset; Recoupment. Notwithstanding any other provision of this Agreement, every liability of Vicept to Aspect is subject to and conditioned upon the recoupment of any and all liabilities owing from Aspect to Vicept, so as to establish a net liability. Vicept is entitled to credit against or net out against amounts due under this Agreement, any and all liabilities of Aspects to Vicept, including any damages for breach of contract if applicable.

10.19     Waiver. No failure or delay on the part of either Party to exercise any power, right, privilege or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power; right, privilege or remedy. Waivers of powers, rights, privileges and remedies under this Agreement may only be waived in a writing executed by a duly authorized officer of the waiving Party.

10.20     Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

10.21     Entire Agreement. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement. To be clear, this Agreement supersedes the Prior CDA with respect to Confidential Information and the Parties’ rights and obligations with respect thereto.

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    IN WITNESS WHEREOF, both Vicept and Aspect Pharmaceuticals have executed this Agreement by their respective officers hereunder duly authorized.

VICEPT THERAPEUTICS, INC.		ASPECT PHARMACEUTICALS, LLC

By:	/s/ Neal Walker	By:	/s/ Stuart Daniel Shandler
Name:	Neal Walker	Name:	Stuart Daniel Shandler
Title:	CEO	Title:	President & CEO Aspect Pharmaceuticals
Date:	8/3/09	Date:	8/3/09